Exhibit 10.23

Summary of Non-Employee Director Compensation

          Ruddick Corporation (the “Company”) compensates each member of its Board of Directors (the “Board) who is not an employee of the Company or its subsidiaries.  Effective January 1, 2006, non-employee directors will receive $26,000 per year for services as a director, plus $1,500 for each Board meeting or committee meeting attended.  In addition to the general fees for directors described above, the Chairman of the Board, the Chairman of the Executive Committee of the Board and the Chairman of the Audit Committee of the Board are paid an additional annual fee of $30,000, $30,000 and $6,000, respectively, for services as chairman of the Board or the indicated committee, as applicable.

          Non-employee directors of the Company may defer the payment of the annual fee and/or Board meeting fees, pursuant to the Company’s Director Deferral Plan (the “Deferral Plan”).  The deferred fees are converted into a number of shares of Common Stock of the Company (the “Common Stock”) with a fair market value equal to the value of the fees deferred, and the number of shares is then credited to the director’s account, along with the amount of any dividends or stock distributions.  Upon termination of service as a director or in the event of death, the balance of the director’s account will be distributed to the director or a designated beneficiary.

          Under the Company’s 1995 Comprehensive Stock Option Plan (the “1995 Plan”), the Company automatically granted each non-employee director at the time the 1995 Plan was adopted a ten-year option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the option grant.  Since that time, pursuant to the provisions of the Company’s stock option plans, the Company has automatically granted a ten-year option to purchase 10,000 shares of Common Stock to each new non-employee director upon his or her initial election as director.  These options are immediately vested, and the exercise price of these options is equal to the fair market value of the Common Stock on the date of the director’s election.

          The Company grants additional incentive awards to its non-employee directors from time to time, at the Board’s discretion.  These incentive awards generally have taken the form of stock option grants and discretionary contributions by the Company to the Deferral Plan for the benefit of each non-employee director, however, other award types may be granted in the future at the discretion of the Board.  On November 17, 2005, the Board approved discretionary contributions by the Company to the Deferral Plan for the benefit of each non-employee director in the amount of $10,000.

          The Company also provides life insurance coverage for each non-employee director.